Exhibit 10.23

* Certain confidential information contained in this document,

marked by brackets, has been omitted and filed separately

with the Securities and Exchange Commission pursuant to

Rule 406 of the Securities Act of 1933, as amended.

COMMERCIAL AGREEMENT ON SUPPLY OF PHARMACEUTICAL PRODUCTS

entered into on February 1, 2010 by and between:

Extab Corporation whose registered address is at Corporation Trust Centre, 1200 Orange Street Wilmington, Delaware 19801, USA (hereinafter referred to as “EXTAB”)

and

SOPHARMA AD whose registered address is at 16, Iliensko Shosse Blvd., 1220 Sofia, Bulgaria having a VAT number BG 831902088 (hereinafter referred to as “SOPHARMA”)

Definitions:

Whenever written in capital letters throughout this Agreement, the following words shall have the meaning as hereinafter defined:

1.1	AFFILIATE shall mean with respect to either PARTY any person, partnership, corporation, organisation or entity that directly or indirectly controls or is directly or indirectly controlled by or is under common control with such PARTY. A person or entity shall be regarded as controlling entity if

(i)	it owns more than fifty percent (50%) of the voting stock or other ownership interest of such other entity; or

(ii)	it directly or indirectly possesses sufficient authority to direct the adoption and/or execution of the policies, management or operations of such PARTY by any means whatsoever.

1.2	M/A: shall mean the Marketing Authorisation/s & permit/s for the marketing and sale of PRODUCTS granted by the competent Health Authorities in the TERRITORY.

1.3	DOSSIER: shall mean a document complied by EXTAB according to the requirements of the European Union and/or United States in force by the date of signature of this Agreement, such document being necessary and useful for the grant of the M/A for the related PRODUCT. The DOSSIER shall contain all relevant analytical, technical and galenical data and batch record as well as stability tests, bioequivalence studies and comparative dissolution testing for each country of the European Union and/or the United States within the TERRITORY. Declaration Letters about Manufacturer, DMF, certificate of TSE freeness according to applicable EU-guidelines Letter of Access for the DMF. The DOSSIER will be written in the English language and will be delivered in hardcopy in the Common Technical Document format. The preparation of the Module I and the application for the Authorities of the territories shall be the obligation of the EXTAB and at EXTAB’s costs.

1.4	PRODUCTS: shall mean the pharmaceutical products regardless of their completeness listed in Annex 1.

1.5	TERRITORY: shall mean the countries listed in Annex 1. The use of the dossier outside the Territory can only be allowed with the written consent to EXTAB. SOPHARMA shall refrain from allowing access to third parties in the M/A’s with the aim of duplicates and/or third party label distribution through out the duration of this agreement. This clause will survive termination and/or expiration of the agreement.

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1.6	Third Party shall mean all legal entities other than the parties and their Affiliated Companies.

1. Scope

This Agreement shall govern the commercial part of the exclusive contract for the manufacture of pharmaceutical specialities as listed in Annex 1 hereto (hereinafter referred to as “PRODUCT/S”) by SOPHARMA for EXTAB and the exclusive licencing of such PRODUCTS by EXTAB as defined in the Licence Agreement concluded between the parties on 31 March 2009.

2. Basic regulations and permits

2.1	Both parties hereby declare to have been granted by the competent authorities the permits being necessary for the manufacture and or the distribution of pharmaceutical products.

2.2	SOPHARMA’s manufacture shall be effected in strict accordance with the current and applicable GMP guidelines of the European Union with the specifications given in the DOSSIER, being subject to the Licence agreement concluded by and between SOPHARMA and EXTAB. Detailed obligations of SOPHARMA for the manufacture of the products shall be included in the Technical Agreement to be signed on a later stage between the parties.

2.3	EXTAB hereby covenants and agrees that it will market and sell PRODUCTS only in the TERRITORY and that it will not register or sell any generic product in the TERRITORY having the same Active Pharmaceutical Ingredient and in the same form and strength as those described in this agreement.

3. Forecasts and orders

3.1	During the term or this Agreement, EXTAB shall purchase exclusively from SOPHARMA all its requirements of PRODUCTS for the TERRITORY (as specified in Annex 1) with consignments supplied by SOPHARMA, and SOPHARMA agrees to sell to EXTAB such quantities of Products (as specified in Annex 2) that EXTAB orders in accordance with the terms of this Agreement.

3.2	By November 30 each year, EXTAB shall submit to SOPHARMA forecasts of quantities of PRODUCTS EXTAB intend to buy during the following calendar year (budgeted quantities).

On a quarterly basis EXTAB shall update the forecast for the following six (6) months period (capacity-planning-quantities).

The budgeted quantities and capacity-planning-quantities shall be understood to be non-binding forecasts.

3.3	Binding orders shall be submitted to SOPHARMA at least 16 weeks before delivery date (delivery at specified location). The delivery time for the first (launch) order shall be 24 weeks.

Within	5 working days SOPHARMA shall confirm receipt of EXTAB’s order (order confirmation).

3.4	Orders for PRODUCT for more than the forecasted quantities shall be executed by SOPHARMA within its manufacture and supply capacities.

3.5	Delivery time shall be calculated from confirmed order-date and delivery shall be supply of PRODUCTS and documents (especially certificates of analysis, invoice) at the specified location.

3.6	EXTAB shall provide the blister and packaging designs to SOPHARMA at least sixteen (16) weeks prior to scheduled delivery date. If EXTAB is late to do so, the delivery date for PRODUCTS shall be delayed by as many days as EXTAB is late to deliver the designs. All costs for designing the packaging material shall be fully paid by EXTAB.

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4. Prices and Delivery

4.1	Within the TERRITORY the supply price shall be as per Annex 2 of this Agreement for each country of the TERRITORY. Individual order shall be invoiced at supply prices increased by […***…]%.

4.2	Should the supply price fall below the Supply Price as per Annex 2 in the TERRITORY, the parties upon request of either negotiate a new Supply Price for the respective country of the TERRITORY. Such new Supply Price shall take into account material increases or decrease in cost of raw materials, packaging, labour or overhead attributable to the manufacture of the Products.

4.3	Should the parties be unable to agree on a new supply price, SOPHARMA shall not be required to supply the PRODUCT according to the Supply Agreement to EXTAB and EXTAB shall be free to manufacture the PRODUCT itself or through third parties, provided EXTAB pays SOPHARMA a royalty during a defined royalty period. Such royalty shall be equivalent to […***…]% of EXTAB net sales of the PRODUCT in all countries of the TERRITORY where it is authorised to sell PRODUCT. The royalty period during which the above will apply will be for the remainder of the term according to 9.1. All royalty shall be payable quarterly to SOPHARMA in arrears.

4.4	Invoices shall be settled by EXTAB within 30 days following the date invoice.

4.4.1	EXTAB agrees to place its orders in multiple quantities of the minimum order quantities as defined in Annex 2 unless otherwise agreed.

4.4.2	The prices provided in Annex 2 when referring to finished goods have taken into consideration the following specifications:

Colour of blister: 1 colour printing

Colour of Packaging: 3 colours printing

Colour of Inset Leaflet: 1 colour

Minimum Quantity of 5,000 packs per delivery.

5. Defective PRODUCTS

5.1	Within 14 days after receipt of shipment, EXTAB or its AFFILIATES shall inspect the PRODUCTS and inform SOPHARMA about defects in quantity or quality. Such inspection shall be limited to control of intactness of secondary packing (damages) and the completeness of information indicated on the packing list.

5.2	Hidden defects may be claimed at any time upon disclosure.

SOPHARMA’s warranty shall extend to the shelf-life of the PRODUCTS.

5.3	In the event of defects EXTAB may claim at its option:

•	improvement

•	destruction

•	replacement shipment

•	reduction of invoice amount

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All costs relating to the supply and replacement of detective PRODUCTS shall be at SOPHARMA’s expense. SOPHARMA’s liability will be limited only to the replacement of the defective quantities.

5.4	In case the parties disagree whether the PRODUCTS are defective, then an independent laboratory, mutually agreed upon, will be assigned for verifying this point. The results of this laboratory will be binding for both Parties and the costs for such laboratory examinations will be born by the Party found to be at fault.

6. Information and responsibility

6.1	The Product shall be manufactured by SOPHARMA in accordance with the Specifications and subject to current standards of good manufacturing practice as published from time to time by the relevant authorities within the E.U. countries in the TERRITORY.

SOPHARMA warrants and represents that:

a)	Product supplied by SOPHARMA to EXTAB and/or its Affiliates will be free from defects in composition, manufacture and ingredients and shall comply with the specifications and registration requirements and with current standards of good manufacturing practice as published from time to time by the relevant authorities within the E.U. countries in the TERRITORY in relation to medicinal products;

b)	the Facility is approved or will be approved if required by any relevant authorities within the European Union or US.

6.2	SOPHARMA agrees to indemnify EXTAB against all direct losses, damages, costs and expenses incurred by EXTAB arising from product liability claims by third parties in respect of death and personal injury, related to the manufacture, of the Product by SOPHARMA in deviation of the specifications described in the DOSSIER or as approved by the Health Authority in the TERRITORY.

6.3	EXTAB agrees to indemnify SOPHARMA, its officers and directors, against all direct losses, damages, costs and expenses incurred by SOPHARMA arising from third parties claims, related to the distribution, sale or marketing of the Product by EXTAB in the Territory other than in respect of matters in relation to which SOPHARMA has indemnified EXTAB.

7. Confidentiality and Inspection

7.1	Both parties shall treat as confidential the contents of this Agreement and any information relating to PRODUCTS disclosed by either party to each other pursuant to or in connection with this Agreement.

7.2	EXTAB shall treat all documents provided by SOPHARMA and all other information obtained in the execution of this Agreement as strictly confidential and shall not pass it on to third parties.

7.3	However, under corresponding secrecy obligations EXTAB shall be entitled to pass on confidential information, including but not limited to the DOSSIER to its present and future AFFILIATES, manufacturers for or of EXTAB and partners of EXTAB, directly involved in the performance of this Agreement.

7.4	These confidentiality provisions do not apply to information, which

a)	is or becomes part of the public knowledge through no fault of the receiving party;

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b)	was in EXTAB’s possession at the time of receipt and was not acquired directly or indirectly from SOPHARMA, or is subsequently obtained from a third party who has the lawful right to disclose it;

c)	EXTAB must make accessible to doctors, patients, pharmacists or competent authorities, or is developed independent from the SOPHARMA without breaching or falling within the scope of EXTAB’s patents or patent applications and existing Know How;

7.5	The confidentiality obligation shall remain in full force for a minimum of 10 years following the signature of this Agreement and shall survive the termination of the agreement for what so ever reason.

7.6	Upon reasonable notice EXTAB shall have the right to inspect SOPHARMA’s manufacture, storage and quality control facilities being used for the manufacture of PRODUCTS, in order to verify that SOPHARMA is adhering to its obligations under this Agreement. If EXTAB is not satisfied that SOPHARMA is complying with such obligations then (without prejudice to its other rights) it shall notify SOPHARMA in writing of any changes or modifications it reasonably requires which SOPHARMA shall implement as soon as possible. Such right shall be extended to inspections of competent authorities being in charge of registration of the PRODUCTS.

8. Force majeure

8.1	Unless otherwise agreed upon in this Agreement, each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by Force Majeure, provided that each of the parties shall use its best endeavours to complete such performance by other means. However, after such force majeure situation shall have ceased the parties shall resume their shipments under this Agreement and shall negotiate in good faith how to effect and take delivery of the shipments not made due to the force majeure situation.

8.1.1	For the purpose of this Agreement, Force Majeure shall be causes beyond the contract of EXTAB or SOPHARMA including but not limited to acts of God, war, civil commotion, earthquake or storm, labor disturbances, epidemic and failure of public utilities.

8.1.2	In the case that the Force Majeure continues for more than three (3) months and if SOPHARMA is unable to secure the performance of its obligations, EXTAB shall be free to source in Products manufactured by a third party for as long as the force majeure continues. EXTAB shall continue receiving supplies from SOPHARMA right after the force majeure is declared as remedied from SOPHARMA.

9. Duration of the Agreement

9.1	This Agreement shall come into full force and effect for a period of ten (10) years following the launch of PRODUCT by EXTAB in the TERRITORY. This agreement may be renewed for periods of twelve months by six (6) months notice prior to the expiration of this agreement or any consecutive renewal period to the other party.

9.2	Irrespective of any termination of this Agreement it shall remain valid for orders having been placed before termination.

9.3	Upon termination or non renewal of this agreement, EXTAB shall buy, pay and take over the remaining packaging material that are either already ordered or forecasted by EXTAB.

10. Termination

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10.1	Either party shall have the right to terminate this Agreement hereunder by registered air-letter at any time without previous notice:

a)	if the other party hereto shall go into liquidation or shall be declared bankrupt or shall compound with its creditors;

b)	if the other party hereto shall commit any material or substantial breach of any of its obligations hereunder and/or of any of the provisions of this Agreement and shall not remedy this breach within a thirty days’ notice given by the other party.

Neither the expiration, nor the termination of this Agreement for whatsoever reason shall affect any rights or obligations of a Party which have accrued prior to the expiration or termination of this Agreement. The Confidentiality Obligations set forth in this Agreement shall survive termination or expiration of this Agreement.

11. Miscellaneous

11.1	All notices related to this Agreement shall be in writing and in English and should be sent to the registered addresses stipulated in this agreement or to such other addresses as may have been stipulated by the parties and will be considered to be delivered either on signed confirmation or 5 days after dispatch. To be valid, Amendments and modifications to this Agreement have to be signed by both parties.

11.2	Should any of the individual provisions become invalid, the validity of this Agreement as a whole shall not be affected. With regard to any invalid provisions the parties hereto shall endeavour to supplement the invalid provision with a valid provision which comes as close as possible to achieving the economic purpose of the original, invalid provision.

11.3	This Agreement, including the Annexes hereto, embodies the entire understanding of the parties and it overrides or supersedes all or any prior representations, understandings on implications made by either party at any time whether orally or in writing.

11.4	This Agreement may be executed in counterparts, each of which shall constitute an original and all of which together shall constitute a single agreement.

11.5	The failure of any “Party” at any time to enforce any of the terms, provisions or conditions of this Agreement or to exercise any right there under shall not constitute a waiver of the same or affect the validity of this Agreement or any party hereof, or that “Party’s” right thereafter to enforce or to exercise the same. No waiver by a “Party” shall be valid or binding, unless in writing and signed by a duly authorised representative of the waiving “Party”.

11.6	The preamble of this Agreement forms an integral part hereof. Clause headings in this agreement are intended for convenience or reference and shall be given no effect in the interpretation of this Agreement.

11.7	This Agreement does not constitute either “Party” as the legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf or in the name of the other, with regard to any manner or thing whatsoever, unless otherwise specifically agreed upon in writing.

11.8	The signed Proprietary Information Purchase Agreement, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

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12. Applicable law and jurisdiction

12.1	This Agreement shall be governed by laws of the United States of America and the State of Delaware. Any disputes arising out of or in connection with this Agreement shall be exclusively settled by arbitration according to the Rules of Arbitration and Conciliation of American Arbitration Association.

As WITNESS the parties have caused this Agreement to be entered into by their duly authorised representatives on behalf of the parties on the date first above written.

EXTAB	SOPHARMA

/s/ Rick Stewart	/s/ Dr. Ognian Donev
Rick Stewart President	Dr. Ognian Donev Chairman of the Board and CEO

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Annex 1

to the Commercial Agreement on supply of pharmaceutical products by and between EXTAB and SOPHARMA dated ….

THE PRODUCTS

Supplied packed and labelled in accordance with agreed requirements for each country within the TERRITORY and as specified in the Dossier being subject to the Licence agreement concluded by and between the parties hereto and dated 31 March 2009.

THE TERRITORY

“Territory” shall mean all countries, territories and regions of the world, excluding the Sopharma Territory.

“Sopharma Territory” shall mean Albania, Algeria, Armenia, Austria, Azerbaijan, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Finland, Georgia, Hungary, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Lithuania, Lybia, Macedonia, Moldova, Mongolia, Norway, Poland, Romania, Russia, Serbia, Slovakia, Sweden, Tajikistan, Tunisia, Turkey, Turkmenistan, Ukraine, Uzbekistan and Vietnam.

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Annex 2

to the Commercial Agreement on supply of pharmaceutical products by and between EXTAB and SOPHARMA dated ….

SUPPLY PRICES AND MINIMUM ORDER QUANTITIES

The Supply Prices and Minimum Order Quantity for the Product packed in bulk shall be considered as Ex factory Bulgaria.

Product	Strength / Form	Supply Price Ex Works (Euro) per kg	Minimum Order Quantity in kg
Cytisine	Active product ingredient	[...***...]	[...***...]

The Supply Prices and Minimum Order Quantity for the Product packed in secondary packaging as per Article 4.5.2.

Product	Strength/Form	No of blisters of 10 per pack	Price per finished packs 100	Minimum Order Quantity
Tabex	1.5 mg coated tablet	10	[...***...]	[...***...]

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